American Funds Global Balanced Fund One Market, Steuart Tower, Suite 2000 San Francisco, California 94105 Telephone (415) 421-9360 Fax (415) 393-7140

April 30, 2012

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$16,745
Class B	$58
Class C	$940
Class F1	$937
Class F2	$930
Total	$19,610
Class 529-A	$609
Class 529-B	$5
Class 529-C	$93
Class 529-E	$28
Class 529-F1	$20
Class R-1	$17
Class R-2	$60
Class R-3	$75
Class R-4	$49
Class R-5	$131
Class R-6	$11
Total	$1,098

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.1860
Class B	$0.0862
Class C	$0.0887
Class F1	$0.1857
Class F2	$0.2123
Class 529-A	$0.1874
Class 529-B	$0.0764
Class 529-C	$0.0857
Class 529-E	$0.1483
Class 529-F1	$0.2014
Class R-1	$0.0991
Class R-2	$0.1178
Class R-3	$0.1560
Class R-4	$0.1920
Class R-5	$0.2173
Class R-6	$0.2216

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	93,641
Class B	643
Class C	11,269
Class F1	5,374
Class F2	4,541
Total	115,468
Class 529-A	3,639
Class 529-B	64
Class 529-C	1,224
Class 529-E	213
Class 529-F1	114
Class R-1	176
Class R-2	603
Class R-3	551
Class R-4	298
Class R-5	627
Class R-6	58
Total	7,567

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$25.95
Class B	$25.91
Class C	$25.90
Class F1	$25.95
Class F2	$25.96
Class 529-A	$25.94
Class 529-B	$25.90
Class 529-C	$25.87
Class 529-E	$25.92
Class 529-F1	$25.95
Class R-1	$25.90
Class R-2	$25.90
Class R-3	$25.93
Class R-4	$25.96
Class R-5	$25.97
Class R-6	$25.97